Exhibit 5

                             American Standard Inc.
                        American Standard Companies Inc.
                              One Centennial Avenue
                                  P.O. Box 6820
                              Piscataway, NJ 08855

                                                                   July 31, 1997


American Standard Inc.
American Standard Companies Inc.
One Centennial Avenue
P.O. Box 6820
Piscataway, NJ 08855

Gentlemen:

     You have asked me, as General Counsel of American Standard Inc. ("Company") and of American Standard Companies Inc. ("Guarantor"), to render my opinion regarding certain matters in connection with a registration statement on Form S-3 ("Registration Statement") to be filed by the Company and the Guarantor with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 ("Securities Act"). The Registration Statement relates to $1.0 billion in principal amount of debt securities to be issued by the Company ("Debt Securities") and guarantees ("Guarantees") to be issued by the Guarantor, fully and unconditionally guaranteeing the Debt Securities.

     I have examined, or caused to be examined, the restated certificates of incorporation and by-laws of the Company and the Guarantor, each as amended to date; the records of their corporate proceedings; the Registration Statement, including the exhibits thereto; each form of indenture ("Indenture" and collectively, the "Indentures") among the Company, the Guarantor and the trustee to be named therein ("Trustee"), relating to the Debt Securities and the Guarantees and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

     Based upon the foregoing, I am of the opinion that, upon the taking of appropriate corporate action by the Company and the Guarantor, the effectiveness of the Registration Statement under the Securities Act, the qualification of one or more of the forms of Indentures referred to above under the Trust Indenture Act of 1939 in connection with an offering of Debt Securities, the due execution and delivery of such Indenture or Indentures and each amendment thereof or supplement thereto by the parties thereto (assuming that each such Indenture is consistent with one of the forms of Indenture filed as an exhibit to the Registration Statement) and the due execution of the Debt Securities on behalf of the Company and of the Guarantees on behalf of the Guarantor, the Debt Securities will be duly and validly authorized and, when the Debt Securities are duly authenticated by the applicable Trustee and sold and delivered at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the Prospectus included therein, the Debt Securities will be valid and binding obligations of the Company, and the Guarantees will be valid and binding obligations of the Guarantor, entitled to the benefits of the applicable Indenture, except to the extent the foregoing may be subject to the effect of any applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me appearing under the caption "Legal Matters" in the Prospectus included therein.


                                           Very truly yours,


                                           /s/ RICHARD A. KALAHER
                                           ---------------------------
                                               RICHARD A. KALAHER